As filed with the Securities and Exchange Commission on September 4, 2014

Registration Nos. 333-168828 and 333-131672

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

R. G. Barry Corporation

(Exact name of registrant as specified in its charter)

Ohio	31-4362899
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13405 Yarmouth Road N.W., Pickerington, Ohio	43147
(Address of Principal Executive Offices)	(Zip Code)

R. G. Barry Corporation Amended and Restated 2005 Long-Term Incentive Plan

(Full title of the plan)

R. G. Barry Corporation

13405 Yarmouth Road N.W.

Pickerington, Ohio 43147

Attn: Jose Ibarra

Tel. No.: (614) 864-6400

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Roger E. Lautzenhiser, Esq.

Vorys, Sater, Seymour and Pease LLP

301 East Fourth Street, Suite 3500

Cincinnati, Ohio 45202

(513) 723-4091

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the following Registration Statements (the “Registration Statements”) of R. G. Barry Corporation (“R. G. Barry”):

•	Registration Statement filed with the Securities and Exchange Commission on August 13, 2010 on Form S-8 (Registration No. 333-168828) pertaining to the registration of 500,000 common shares, par value $1.00 per share, and associated Series II Junior Participating Class A Preferred Share Purchase Rights, par value $1.00 per share, of R. G. Barry (the “2010 Shares”), issuable under the R. G. Barry Corporation Amended and Restated 2005 Long-Term Incentive Plan.

•	Registration Statement filed with the Securities and Exchange Commission on February 8, 2006 on Form S-8 (Registration No. 333-131672) pertaining to the registration of 750,000 common shares, par value $1.00 per share, and associated Series I Junior Participating Class A Preferred Share Purchase Rights, par value $1.00 per share, of R. G. Barry (the “2006 Shares,” and together with the 2010 Shares, the “Shares”), issuable under the R. G. Barry Corporation 2005 Long-Term Incentive Plan.

R. G. Barry entered into an Agreement and Plan of Merger, dated May 1, 2014 (the “Merger Agreement”), with MRGB Hold Co. and MRVK Merger Co. (a wholly-owned subsidiary of MRGB Hold Co.), which contemplated, among other things, the merger of MRVK Merger Co. with and into R. G. Barry, with R. G. Barry surviving as a wholly-owned subsidiary of MRGB Hold Co. (the “Merger”). The Merger was consummated on September 3, 2014.

As a result of the consummation of the Merger, R. G. Barry has terminated all offerings of its Shares pursuant to its existing registration statements, including the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, R. G. Barry is filing this Post-Effective Amendment to the Registration Statements to deregister all of the Shares registered under the Registration Statements that remained unissued as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pickerington, State of Ohio, on September 4, 2014.

R. G. BARRY CORPORATION

By:	/s/ Jose Ibarra
Jose Ibarra
Senior Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.